Exhibit 99.1

Selectica Announces First Quarter Financial Results

Signed 14 Contract Lifecycle Management Transactions and Added 4 New Customers

SAN JOSE, Calif., August 11 — Selectica, Inc. (Nasdaq: SLTC), a leading provider of enterprise contract lifecycle management and sales configuration solutions, today announced financial results for its first quarter for the period ending June 30, 2010.

Highlights:

•	14 contract lifecycle management transactions, including both new customers and existing customers making additional commitments.

•	$3.2 total revenue, with half of new customers choosing a SaaS offering.

•	Executed a restructuring in June that will align future costs with future revenues.

“We made progress this quarter in executing to our plan by adding new customers and continuing to improve our cost structure,” said Brenda Zawatski, co-chair of Selectica. “With over 50% of the reductions occurring in SG&A, we expect our quarterly operating expenses to decrease to approximately $3 million by the end of the year. We entered the current quarter with a strong pipeline, and we have begun to see the benefits of the recent restructuring.”

Revenue for the first quarter of fiscal 2010 was $3.2 million, compared to $5.4 million for the fourth quarter of fiscal 2009 and $3.8 million for the first quarter of fiscal 2009. Net loss for the first quarter of fiscal 2010 was $3.0 million, or $(0.07) per share, compared to a net loss of $1.5 million, or $(0.03) per share, in the fourth quarter of fiscal 2009 and a net loss of $2.2 million, or $(0.08) per share, in the first quarter of fiscal 2009. Cash, cash equivalents, and short-term investments were $20.0 million as of June 30, 2009.

Contract lifecycle management solutions revenue for the first quarter of 2010 was $1.8 million, or 57% of total revenues, compared with $1.8 million, or 48% of total revenue, for the first quarter of fiscal 2009. Sales configuration revenue for the first fiscal quarter of 2010 was $1.4 million, or 43% of total revenues, compared with $1.9 million, or 52% of total revenue, for the first fiscal quarter of 2009.

Conference Call:

Selectica will host a conference call to discuss its financial results today at 5:00 p.m. EDT (2:00 p.m. PDT). To access the conference call by phone, dial (800) 762-8795. The conference call will also be webcast live via the Internet and can be accessed on the investor relations section of the company’s website (www.selectica.com). An archive of the webcast will be available in the same location shortly after the completion of the call.

About Selectica, Inc.

Selectica (NASDAQ:SLTC) provides Global 2000 companies with solutions that automate complex contract management and sales configuration processes.

Selectica’s enterprise solutions streamline critical business functions including sales, procurement, and corporate governance, and enable companies to eliminate risk, increase revenue, and cut costs. Selectica customers represent leaders in manufacturing, technology, retail, healthcare, and telecommunications, including Bell Canada, Cisco, Covad Communications, Fujitsu, Hitachi, International Paper, ManTech, Levi Strauss & Co., Qwest Communications, and Rockwell Automation. For more information, visit www.selectica.com.

Forward Looking Statements

Certain statements in this release and elsewhere by Selectica are forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995. Such information includes, without limitation, business outlook, assessment of market conditions, anticipated financial and operating results, strategies, future plans, contingencies and contemplated transactions of the Company. Such forward-looking statements are not guarantees of future performance and are subject to known and unknown risks, uncertainties and other factors which may cause or contribute to actual results of Company operations, or the performance or achievements of the Company or industry results, to differ materially from those expressed, or implied by the forward-looking statements. In addition to any such risks, uncertainties and other factors discussed elsewhere herein, risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied for the forward-looking statements include, but are not limited to the on-going global recession; fluctuations in demand for Selectica’s products and services; government policies and regulations, including, but not limited to those affecting the Company’s industry; and risks related to the Company’s past stock granting policies and related restatement of financial statements. Selectica undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional risk factors concerning the Company can be found in the Company’s most recent Form 10-K, and other reports filed by the Company with the Securities and Exchange Commission.

Contact:

Investor Contact: Scott Wilson, (415) 785-7945, ir@selectica.com

Media Contact: Allen Pogorzelski, (408) 545-2531, pr@selectica.com

SELECTICA, INC.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	June 30, 2009	June 30, 2008
Revenues:
License	$432	$756
Services	2,783	3,010

Total revenues	3,215	3,766

Cost of revenues:
License	51	51
Services	1,386	1,187

Total cost of revenues	1,437	1,238

Gross profit	1,778	2,528

Operating expenses:
Research and development	1,043	1,147
Sales and marketing	1,199	1,760
General and administrative	1,458	1,065
Litigation settlement	5	114
Professional fees related to corporate governance review	347	—
Restructuring	824	380
Professional fees related to stock option investigation	—	19

Total operating expenses	4,876	4,485

Operating loss	(3,098)	(1,957)

Interest and other income (expense), net	(121)	(216)

Loss before provision for income taxes	(3,219)	(2,173)
Provision (benefit) for income taxes	(179)	17

Net loss	$(3,040)	$(2,190)

Basic and diluted net loss per share	$(0.07)	$(0.08)

Reconciliation to non-GAAP net loss
Net loss	$(3,040)	$(2,190)
Litigation settlement	5	114
Professional fees related to corporate governance review	347	—
Restructuring	824	380
Professional fees related to stock option investigation	—	19

Non-GAAP net loss	$(1,864)	$(1,677)

Non-GAAP basic and diluted net loss per share	$(0.04)	$(0.06)

Weighted average shares outstanding for basic and diluted net loss per share	45,441	28,585

SELECTICA, INC.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2009	March 31, 2009
ASSETS

Current assets
Cash and cash equivalents	$19,828	$23,256
Short-term investments	197	196
Accounts receivable	3,763	5,598
Prepaid expenses and other current assets	1,591	2,485

Total current assets	25,379	31,535

Property and equipment, net	639	1,060
Other assets	665	672

Total assets	$26,683	$33,267

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current portion of note payable to Versata	$786	$786
Accounts payable	2,221	3,133
Current portion of accrual for restructuring liability	989	1,265
Accrued payroll and related liabilities	544	720
Other accrued liabilities	937	1,520
Deferred revenue	3,393	3,931

Total current liabilities	8,870	11,355

Note payable to Versata	4,452	4,588
Other long-term liabilities	200	48

Total liabilities	13,522	15,991

Stockholders’ equity	13,161	17,276

Total liabilities and stockholders’ equity	$26,683	$33,267